AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION
                                    OF
                       FORMAN PETROLEUM CORPORATION


     Forman Petroleum Corporation, a Louisiana corporation (the "Corporation"), acting through its undersigned Chief Executive Officer and Assistant Secretary and by authority of its shareholders and Board of Directors, does hereby certify that:

     FIRST: The Amended and Restated Articles of Incorporation set forth in paragraph Fifth below accurately set forth the Articles of Incorporation of the Corporation and all amendments thereto in effect on the date hereof, including the changes made by the amendments described in paragraph Fourth below. Immediately prior hereto, the authorized capital stock of the Corporation consisted of 2,200,000 shares of capital stock, 1,000,000 shares of which were Preferred Stock, $0.01 par value per share, 1,000,000 shares of which were Common Stock, no par value per share, and 200,000 shares of which were Class A Common Stock, no par value per share.

     SECOND: All such amendments have been effected in conformity with law.

     THIRD: The date of incorporation of the Corporation was December 9, 1982, and the date of these Amended and Restated Articles of Incorporation is January 14, 2000.

     FOURTH: Acting by written consent of sole voting shareholder dated January 13, 2000, pursuant to Section 76(B) of the Louisiana Business Corporation Law and Articles VI and IX of the Corporation's articles of incorporation, the holders of 100% of the outstanding voting shares of Common Stock of the Corporation entitled to vote thereon, adopted resolutions (i) amending the Articles of Incorporation of the Corporation as in effect prior to the date thereof by amending Article III, amending and redesignating Articles VI through XI, deleting Articles IV through V, and adding a new Article VIII, as set forth in paragraph Fifth below, and
(ii) restating the Articles of Incorporation as so amended in their entirety, all effective as of January 14, 2000.

     FIFTH: The Amended and Restated Articles of Incorporation of the Corporation are as follows:

                                 ARTICLE I
                                   Name

     The name of the corporation shall be:  FORMAN PETROLEUM CORPORATION.

                                ARTICLE II
                                  Purpose

     This corporation is formed for the purposes of engaging in any lawful activity for which corporations may be formed under the provisions of the Business Corporations Law (Title 42, Chapter 1, Louisiana Revised Statutes, as amended).

                                ARTICLE III
                               Capital Stock

     The Corporation has authority to issue an aggregate of 11,000,000 shares of capital stock, of which 10,000,000 shares shall be designated Common Stock, no par value per share (the "Common Stock"), and 1,000,000 shares shall be designated Preferred Stock, $0.01 par value per share (the "Preferred Stock"). The Corporation shall be prohibited from issuing any nonvoting capital stock.

     The Board of Directors shall have the authority to amend these Articles of Incorporation to fix the preferences, limitations and relative rights of the Preferred Stock, and each series thereof.

                                ARTICLE IV
                                 Directors

     The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided by, its By-laws and may be increased or decreased from time to time in the manner provided therein.

                                 ARTICLE V
                                 Reversion

     Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                                ARTICLE VI
                           Shareholder Consents

     Whenever by law, these Articles of Incorporation are the Corporation's By-laws, the affirmative vote of shareholders is required to authorize or constitute corporate action, the written consent to such action signed by shareholders holding that proportion of the total voting power necessary to authorize or constitute such corporate action shall be sufficient, without necessity for a meeting of shareholders. The secretary of the Corporation shall give prompt notice to all of the shareholders of the action taken pursuant to a written consent.

                                ARTICLE VII
                      Shareholder Voting Requirements

     Any corporate action of shareholders, including by way of illustration and not limitation, adoption of amendments to these Articles of Incorporation, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the Corporation's assets, may be taken on the affirmative vote of a majority of the voting power present.

                               ARTICLE VIII
                            Directors' Proxies

     Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director or shareholder, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

                                ARTICLE IX
                Limitation of Liability and Indemnification

     A. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemptions or repurchases of the Corporation's shares from shareholders of the Corporation, under and to the extent provided in La. R.S. 12:92(D); or (4) any transaction from which he derived an improper personal benefit. If, after the date hereof, the Louisiana Business Corporation Law is amended to authorize further elimination or limitation the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Louisiana Business Corporation Law, as so amended.

     B. The Board of Directors may (i) cause the Corporation to enter into contracts with directors providing for the limitation of liability set forth in this article to the fullest extent permitted by law, (ii) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation's direct and indirect subsidiaries) to the fullest extent permitted by law, and (iii) cause the Corporation to exercise the powers set forth in La. R.S. <section> 12.83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries thereof.

     C. In addition to any other votes required by law or these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least 80% of the total voting power shall be required to repeal this article or to amend this article so as to reduce the limitation of liability set forth herein or the rights to indemnification or the powers of the Board of Directors provided in this article, and any amendment or repeal of this article shall not adversely affect any indemnification or limitation of liability of a director or officer of the Corporation under this article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

     These Amended and Restated Articles of Incorporation are dated January 14, 2000.



                                               FORMAN PETROLEUM CORPORATION



                                          /s/ McLain Forman
                                       ------------------------------------
                                                  McLain Forman
                                            Chief Executive Officer


                                          /s/ Marvin Gay
                                       -------------------------------------
                                                    Marvin Gay
                                                Assistant Secretary